Exhibit 5.1

May 6, 2014

Mattel, Inc.,

            333 Continental Boulevard,

                        El Segundo, California 90245-5021.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $500,000,000 aggregate principal amount of 2.350% Notes due 2019 (the “Securities”) of Mattel, Inc., a Delaware corporation (“Mattel”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Securities have been duly executed and authenticated in accordance with the applicable indenture and issued and sold, the Securities will constitute valid and legally binding obligations of Mattel, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the States of New York, California and Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of Mattel and other sources believed by us to be responsible, and we have assumed that the indenture relating to the Securities has been duly authorized, executed and delivered by the trustee thereunder, an assumption we have not independently verified.

Mattel, Inc.	-2-

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K, filed on the date hereof, and thereby incorporated by reference as an exhibit to the Registration Statement (File No. 333-194430) relating to the Securities, and to the references to us under the headings “Validity of the Securities” in the Prospectus that is a part thereof and under the heading “Validity of Notes” in the Prospectus Supplement relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

SULLIVAN & CROMWELL LLP